Exhibit 10.1

FEDERAL HOME LOAN BANK BOSTON

BOSTON, MASSACHUSETTS

AGREEMENT FOR ADVANCES, COLLATERAL PLEDGE, AND SECURITY AGREEMENT

for

INSURANCE COMPANY MEMBERS

The undersigned insurance company member (the “Member”) does, from time to time make applications to the Federal Home Loan Bank of Boston (the “Bank”) for advances of funds, Letters of credit, Interest Rate Swap Agreements and other extensions of credit and services (collectively, the “advances”). The Member agrees, therefore, in consideration of making of any advance by the Bank, as follows:

1.	To repay, according to the terms and conditions as indicated on the records of the Bank and reflected on an application for an advance executed by the Bank and the Member or as otherwise agreed between the Bank and the Member in writing, the principal sum of all advances made by the Bank, to the Bank at its office in the City of Boston, Massachusetts, or at such other place as the Bank may from time to time appoint in writing. It is further agreed that the undersigned Member will abide by all other terms and conditions as set forth in the Bank’s Products Policy as amended from time to time and communicated to the Member in writing.

2.	To pay interest on the daily unpaid balances of each advance as agreed between that Bank and the member in writing, and to pay all fees and charges payable in connection with each advance according to the terms and conditions as indicated on the records of the Bank and communicated to the Member in writing. In the event that any payment on or in connection with an advance is not made by the Member when due, the Bank may without notice to the Member apply any deposits, credits, or monies of the Member then in the possession of the Bank to such due and payable amounts. All payments with respect to advances shall be applied first to any fees or charges applicable thereto, then to interest due thereon and then to any principal amount hereof that is then due and payable. Past due principal and interest, shall bear interest at a rate per annum equal to the higher of one (1) percentage point higher than the highest rate of interest currently being charged by the Bank on any advance or one (1) percentage point higher than the contract rate. Any prepayment fees or charges for which provision is made with respect to any advance that is now or hereafter outstanding shall be payable at the time of any voluntary or involuntary payment of the principal of such advance prior to the originally scheduled maturity thereof, including without limitation payments that are made as a part of a liquidation of the Member or that become due as a result of an acceleration pursuant to the terms hereof, whether such payment is made by the Member, by a conservator, receiver, liquidator or trustee of or for the Member, or by any successor to or assignee of the Member.

3.	To furnish to the Bank from time to time with evidence reasonably satisfactory to the Bank evidencing the authority of one or more individuals as the Member shall select to apply for advances from the Bank. Unless the Bank shall be otherwise notified in writing, the Bank may honor applications made by any one of such individuals other than in writing, but in any such event, the Member shall confirm such application for advance in writing on forms furnished by the Bank. The Member shall forever be estopped to deny its obligation to repay such advance whether or not an application in writing is ever received by the Bank provided the advance is made in good faith by the Bank on the request of any one such individual. Member agrees that the Bank shall have no obligation to make advances hereunder.

4.	As collateral security for any and all advances and other indebtedness now or hereafter outstanding of the Member to the Bank, including without limitation, all obligations of the Member hereunder and all other liabilities of the Member to the Bank, the Member hereby assigns, transfers and pledges, to the Bank, and grants to the bank a security interest in, all of the following property that is now or hereafter owned by the Member (collectively, the “Collateral”):

a.	all of the Member’s capital stock in the Bank and all payments which have been or hereafter are made on account of subscriptions to and all unpaid dividends on such capital stock;

b.	all mortgages, securities and other assets of Member that are delivered to or otherwise in the possession or control of the Bank or its custodian;

c.	all of Member’s deposit accounts at the Bank;

d.	such other items or property of the Member as are offered as Collateral by the Member to the Bank and accepted by the Bank as Collateral hereunder; and

e.	all of the proceeds of all of the foregoing.

5.	The Member agrees to maintain at all times, free and clear of all other claims, pledges, liens and encumbrances, Collateral of such type and nature as may be specified by the Bank in writing having a value, as determined in such a manner as the Bank shall specify in writing, equal to such amount as the Bank may specify in writing, (the “Collateral Maintenance Level”). Immediately upon written or oral request by the Bank or upon the occurrence of an event requiring the delivery of Collateral as established by the Bank in writing, the Member shall at its own expense, deliver (or in the case of assets maintained in the Collateral Account, transfer in such manner as shall be acceptable to the Bank) to and maintain with the Bank or its authorized agents unencumbered Collateral having a market value, determined as set forth above, at least equal to the Collateral Maintenance Level.

The Member will provide, whenever requested, such verifications of the amount, market value, status and nature of the Collateral as the Bank may direct and will permit an audit of the Collateral by the Bank at any time. The Member will make, execute, record and deliver to the Bank or its authorized agent such assignments, listings, financing statements, notices, powers and other documents with respect to the Collateral as the Bank may require.

6.	Upon occurrence of any of the following: (i) the failure of the Member to make timely payment of interest or principal on any advance; or (ii) the failure of the Member to pledge or maintain Collateral having a value equal to or in excess of the Collateral Maintenance Level; or (iii) the failure of Member to perform any of its other obligations as herein provided or as provided in any other documents governing an advance; or (iv) the failure of the Member to provide a confirmatory written application for an advance if the advance shall have been made upon an application other than in writing; or (v) a receiver or liquidator is appointed for the Member or any of its property; or (vi) an adjudication that the Member is insolvent or makes an assignment for benefit of its creditors, or general transfer of assets by the Member; or (vii) management of the Member is taken over by any Supervisory Authority; (viii) liquidation, merger, or voluntary dissolution of the Member or the sale of all or substantially all of its assets; or (ix) termination of the membership of the Member in the Bank; or (x) the Member’s ceasing to be the type of financial institution that is eligible to be a Member of the Bank under the Federal Home Loan Bank Act; or (xi) the Bank reasonably and in good faith deems itself insecure; there shall be an Event of Default hereunder and the Bank shall be authorized to declare the principal of any advance and any other obligation of the Member held by it to be due and thereupon shall become so due and payable.

7.	Without limiting or affecting the rights of the Bank to sell part or all of the Collateral as herein authorized, the Bank is further authorized upon the occurrence of an Event of Default hereunder, at its option and in its discretion, to originate entitlement orders with respect to, and take immediate possession of, the Collateral or any part thereof wherever the same may be found, to collect or cause to be collected or otherwise converted into money and part of the said pledged, substituted, or additional Collateral, by suit or otherwise, and is hereby authorized in such case to surrender, compromise, release, renew, extend or exchange any item of such Collateral without prior notice to or consent of the Member. And in case of such collection or conversion into money of such Collateral or part thereof, the Bank, after first deducting the cost, attorney’s fees, and expenses of collection, shall apply the balance of such proceeds to the payment of advances and interest in such a manner as it shall choose. The Member vests in the Bank the right to extend any obligation pledged by it as Collateral. It is further agreed that any delay on the part of the Bank or its authorized agents in exercising any rights hereunder shall not operate as a waiver of such rights.

8.	The Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the Commonwealth of Massachusetts and pursuant thereto, the Member does hereby make, constitute and appoint the Bank its true and lawful attorney-in-fact to deal with the Collateral and in its name and stead to release, surrender, collect, compromise, renew, extend, exchange, and satisfy or record any indebtedness or mortgage which is part of the Collateral, to endorse mortgage notes and to execute assignments of mortgages and notes and claims secured thereby to the Bank and to transfer the interest of the Member in any and all policies of insurance covering the properties described in said mortgages as fully as the Member could do if acting for itself. The power herein granted are coupled with an interest and are irrevocable and full power of substitution is granted to the Bank in the premises.

9.	The Member agrees to pay to the Bank such reasonable fees and charges as may be assessed by the Bank to cover overhead and other costs relating to the receipt and holding of Collateral hereunder and to reimburse the Bank upon request for all other reasonable expenses, disbursements and advances incurred or made by the Bank in connection with this Agreement (including the reasonable compensation and the expenses and disbursements of any custodian that may be appointed by the Bank hereunder, and the agents and counsel of the Bank and of such custodian). The Member agrees that in the event that any advance is collected by an attorney or others, with or without suit, to pay reasonable fees and costs of collection.

10.	This Agreement and all other advances hereunder shall be governed by the statutory and common law of the United States and, to the extent Federal law incorporates or defers to state law, the laws (exclusive of the choice of law provisions) of the Commonwealth of Massachusetts. Notwithstanding the foregoing, the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts shall be deemed applicable to this Agreement and to any Advance hereunder and shall govern the attachment and perfection of any security interest granted hereunder.

11.	In the event that any portion of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of this Agreement which can be given effect without the conflicting provision, and to this end the provisions of this Agreement are declared to be severable. The Bank may assign or transfer its rights under and interests in the Agreement and with respect to any advances and may Collateral to any party. The Member may not assign or transfer any of its rights or obligations hereunder without the express consent of the Bank. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Member and the Bank.

12.	This Agreement shall apply to existing and future advances and shall remain in full force and effect until terminated by written notice by the Member or by the Bank, provided that any such termination shall not terminate or impair the terms of this Agreement as to all advances and loans outstanding hereunder at the time of such termination or as to the pledge of collateral hereunder securing the same.

13.	On any Repayment Date for which the Member is obligated to repay to the Bank an amount equal to or greater than $250,000,000 (as determined by the Bank on (1) a Gross Amount Basis or (2) a Net Amount Basis, if the Member and the Bank have agreed to net advances ) under one or more advances, the Member agrees to make repayment by 2:00 p.m., Boston time. (the “Cut-off Time”) on such Repayment Date. In the event that the Member fails to repay the Bank by the Cut-off Time on any such Repayment Date, the Bank shall have the right to establish with the Member a new overnight advance (a) for a principal amount not to exceed the Gross Amount Basis or Net Amount Basis, as the case may be, (b) that matures on the next succeeding Boston Banking Business Day and (c) with an interest rate equal to the Bank’s Cost of Funds plus the Spread. The Bank shall promptly notify the Member on any Repayment Date if the Bank elects to establish a new overnight advance with such Member pursuant to this Section 13, and reserves the right to reject any payments, whether on a Gross Amount Basis or Net Amount Basis, received after the Cut-off Time. This provision shall apply to any advance with a Repayment Date of July 20, 2006, or later.

For purposes hereof, the following definitions shall apply:

“Boston Banking Business Day” means any day on which the Bank is open for business.

“Cost of Funds” means the rate per annum the Bank would be charged if it were to borrow the money in the wholesale market to fund the relevant overnight advance.

“Gross Amount Basis” means the total amount due in respect of any advances (whether individually or in the aggregate) on any Repayment Date.

“Net Amount Basis” means the total amount due in respect of any advances (whether individually or in the aggregate) on any Repayment Date after netting such amounts against disbursements of new advances occurring on that same date.

“Repayment Date” means in respect of any advance (a) the maturity date as specified in the relevant advance application or confirmation, as the case may be, (b) in the case of a prepayment of an advance, the prepayment date mutually agreed to by the Member and the Bank or (c) any date that the Member elects to repay an advance (if in accordance with the repayment terms of such advance).

“Spread” means 0.0625%.

IN WITNESS WHEREOF, the Member, by authority of its Board of Directors or governing body, has caused this Agreement to be executed by its duly authorized officers on this 11th day of September, 2009.

Executed as a sealed instrument	The Hanover Insurance Company
(Member Institution)

440 Lincoln Street
(Affix Corporate Seal)	Worcester, MA 01653
(Location)

	By	/s/ Robert P. Myron
	(Signature)	(Title)
Robert P. Myron
Senior Vice President

State of Massachusetts

County of Worcester	September 11, 2009
(Date)

Then personally appeared the above named	Robert P. Myron
(Individual)

and acknowledged the foregoing instrument to be the free act and deed of

The Hanover Insurance Company	, before me.
(Member Institution)

/s/ Linda Luperchio
Notary Public

(Affix Notary’s Seal)

03-08